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                                                              Exhibit 12
                  TENNECO CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         (THOUSANDS)
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

                                                    Years Ended December 31,
                                                 -----------------------------
                                                   1995       1994      1993
                                                 --------  --------   --------
   Net income.................................   $ 21,473  $ 41,395  $  69,592
   Add:
       Interest expense.......................     86,335   117,357    160,323
       Income taxes...........................     10,519    22,970     45,902
                                                  --------  --------  --------
          Earnings as defined.................    $118,327  $181,722  $275,817
                                                  ========  ========  ========

   Fixed charges--interest expense............    $ 86,335  $117,357  $160,323
                                                  ========  ========  ========

   Ratio of earnings to fixed charges.........        1.37      1.55      1.72
                                                  ========  ========  ========


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